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                                                                   EXHIBIT 3.1.1


                             ARTICLES OF AMENDMENT
                                    TO THE
                           ARTICLES OF INCORPORATION
                                      OF
                                  ACSYS, INC.

                                   ARTICLE I

        The name of the corporation is Acsys, Inc.

                                  ARTICLE II

        Effective the date hereof, Article VIII of the Articles of Incorporation of ACSYS, Inc. is deleted in its entirety. All other Articles shall remain in full force and effect.

                                  ARTICLE III

        This amendment to the Articles of Incorporation was duly approved by the Board of Directors of ACSYS, Inc. on October 13, 1997 in accordance with Section 14-2-1002 of the Georgia Business Corporation Code (the "Code") and by all of the shareholders of ACSYS, Inc. as of November 25, 1997 in accordance with
Section 14-2-1003 of the Code.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officer as of February 11, 1998.

                                        ACSYS, Inc.

                                        /s/ Timothy Mann, Jr.
                                        ----------------------------
                                        Timothy Mann, Jr.
                                        Chief Executive Officer